Exhibit 99.1

NEWS RELEASE

Glimcher Realty Trust

180 East Broad Street

Columbus, Ohio 43215

www.glimcher.com

MEDIA:

Karen Bailey

Director, Corporate Communications

614.887.5847

kbailey@glimcher.com

FOR IMMEDIATE RELEASE

Monday, January 6, 2014

GLIMCHER APPOINTS LISA INDEST TO ROLE OF

CHIEF ACCOUNTING OFFICER

COLUMBUS, OH – January 6, 2014 – Glimcher Realty Trust (NYSE: GRT), one of the country’s premier retail REITs, today announced Lisa A. Indest has been appointed to the position of Chief Accounting Officer and Senior Vice President, Finance. In this role, Indest will oversee all operations of the company’s accounting and finance departments as well as investor relations and corporate communications.

“Lisa has been an integral part of Glimcher’s transformation, adding additional levels of financial transparency and stewardship,” said Mark E. Yale, Executive Vice President, Chief Financial Officer and Treasurer. “She is a leader within our organization and the community and highly respected among her peers.”

Indest joined Glimcher in 2003 as Vice President, Controller. Since that time, she has focused on maintaining the financial health of the organization, overseeing accounting, financial management, financial reporting, tax reporting, lease accounting and credit. She has also been key to enhancing the company’s investor relations function.

Indest received her Bachelor of Science in accounting from the University of Akron and is a certified public accountant. She serves as vice chairperson of the board of directors for Lifeline of Ohio and is a two-time member of Glimcher’s Peloton.

About Glimcher Realty Trust

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of retail properties, which includes open-air centers, enclosed regional malls and outlet centers. Glimcher owns material interests in and manages 28 retail properties with gross leasable area totaling approximately 19.2 million square feet.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust’s Series G, Series H, and Series I preferred shares are listed on the New York Stock Exchange under the symbols “GRTPRG,” “GRTPRH,” and “GRTPRI,” respectively. Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market. Glimcher® is a registered trademark of Glimcher Realty Trust.

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